Intellect Neurosciences, Inc. Issues Letter to Shareholders

NEW YORK, September 24, 2014, (GLOBE NEWSWIRE) — Intellect Neurosciences, Inc. (OTCPNK: ILNS), a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's and other neuro-degenerative diseases today issued the following Letter to Shareholders from Elliot Maza, Chief Executive Officer and CFO.

Dear Intellect Stakeholder,

I would like to update you concerning two significant business matters affecting the Company.

1.	In the matter of INTELLECT NEUROSCIENCES, Inc., Plaintiff, against PFIZER INC. and RINAT NEUROSCIENCE CORP., Defendant(s). Supreme Court for the State of New York, Index No. 653320/2012

On December 24, 2012, we filed a complaint against the defendants identified above (“Defendants”) seeking $2 million in damages.

In response to our complaint, Defendants, in February 2013, filed with the court a Motion to Dismiss the Complaint. The Court, by Honorable Jeffrey Oing, Justice, upon hearing oral arguments on January 8, 2014, denied Defendants’ motion to dismiss the breach of contract claim. On February 7, 2014, Defendants filed an Answer to our Complaint, denying our complaints and counter-suing for an alleged breach of confidentiality. We filed a reply to Defendants’ counterclaim on February 27, 2014.

There have been various status conferences since February 2014 related to pre-trial discovery, which is continuing. Although the final outcome of litigation is always uncertain, we have every reason to remain confident that we will prevail in this dispute. Our current financial resources are more than sufficient to cover our ongoing litigation costs and we remain firm in our resolve to bring this matter to a favorable conclusion.

2.	Reverse Stock Split

On August 14, 2014, we filed a Form 8-K with the SEC reporting that we filed a Certificate of Amendment (the “Amendment”) with the Secretary of State of the State of Delaware providing for a reverse stock split whereby for every two hundred and fifty (250) shares of common stock issued and outstanding, two hundred and fifty (250) shares of common stock shall be combined and converted into one (1) share of common stock. We filed the Amendment on the basis of approval of the Board of Directors of the Company following approval by a majority of the holders of all classes of convertible preferred stock, voting on an “as converted basis”. Subsequently, the Board has decided to put the matter to a vote of all common shareholders.

The Company's common stock is currently traded on the OTC Bulletin Board Pink Sheets under the symbol "ILNS" at prices far below $1.00 per share. The OTC Pink® marketplace offers trading in a wide spectrum of equity securities through any broker. This marketplace is for all types of companies, many of which are there by reasons of default, distress or design, which does not apply to Intellect. (To be eligible for OTCQB, the next tier in the OTC marketplace, we must meet a minimum bid price test of $0.01.) Moreover, our common stock is considered "a penny stock" and is subject to SEC regulations that generally require any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares of common stock.

The Company believes that increasing the trading price of our common stock through a Reverse Stock Split would be the first step toward obtaining a listing on a more established market, thereby providing the Company with a market for its common stock that is more accessible than the OTC PINK, which would increase liquidity and may potentially minimize the spread between the "bid" and "asked" prices quoted by market makers. Further, a superior listing may enhance the Company's access to capital in the future, increase the Company's flexibility in responding to anticipated capital requirements, and strengthen the Company’s ability to negotiate with large pharmaceutical companies potentially interested in acquiring our technology.

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I look forward to updating you on our progress going forward. Thank you.

Sincerely,

/s/ Elliot Maza

Chief Executive Officer & CFO

Safe Harbor Statements Regarding Forward Looking Statements

The statements in this letter made by representatives of Intellect Neurosciences relating to matters that are not historical facts , including without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Intellect's product candidates and the sufficiency of Intellect's cash and other capital resources are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Intellect's ability to fund such efforts with or without partners. Intellect undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Intellect's filings with the Securities and Exchange Commission, including those discussed in Intellect's Annual Report on Form 10-K (file no. 333-128226) filed on October 15, 2013 and Quarterly Report on Form 10-Q (file no. 333-128226), filed on May 20, 2014.

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